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                                                                     Exhibit 3.1

             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
                            SERIES B PREFERRED STOCK
                                       OF
                         WESTERN MICRO TECHNOLOGY, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


     WESTERN MICRO TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, designated as Series B Preferred Stock:

          RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     1.   DESIGNATION AND AMOUNT.  The shares of such series shall be designated
          ----------------------
as "Series B Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be Ten (10).

     2.   DIVIDENDS. The holders of shares of Series B Preferred Stock shall not
          ---------
be entitled to receive dividends.

     3.   LIQUIDATION RIGHTS.
          ------------------

          (A) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made with respect to any Common Stock and all other equity securities of the Corporation ranking junior to the Series B Preferred Stock in liquidation preference, securities, property or cash, or any combination thereof, in an amount equal to $1.00 per share for each share of Series B Preferred Stock then outstanding (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the "LIQUIDATION PREFERENCE").
 ----------------------

          (b) If the assets of the Corporation available for distribution to the holders of the Series B Preferred Stock and any other securities ranking on a parity with the Series B Preferred Stock shall be insufficient to permit the payment of the full preferential amount set
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forth in this Section 3, then all of the assets of the Corporation available for distribution shall be distributed to the holders of Series B Preferred Stock and any other securities ranking on a parity with the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (C) The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the holders of the shares of Series B Preferred Stock shall be reasonably determined in good faith by the Board of Directors.

          (d) A merger or consolidation of the Corporation with another corporation or a voluntary sale of all or substantially all the assets of the Corporation principally in exchange for stock and/or securities of another corporation (any of the foregoing being herein referred to as a "Merger") shall not be deemed a dissolution, liquidation or winding up of the Corporation, provided, however, that such event occurs other than as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection of creditors or relief of debtors.

     4.   VOTING RIGHTS.
          -------------

     (a) Except as otherwise provided by law or in this Section 4, the holders of the shares of Series B Preferred Stock shall have no voting rights.

     (b) The Corporation has issued notes ("Notes") pursuant to that certain Note Purchase Agreement dated as of September 30, 1997, by and between the Corporation and the initial holders of the shares of Series B Preferred Stock (the "Note Purchase Agreement"), and the initial holders of the shares of Series B Preferred Stock have purchased such Notes from the Corporation. Upon the occurrence of an Event of Default (as defined in the Note Purchase Agreement), the holders of the shares of Series B Preferred Stock shall be entitled immediately to elect by majority vote one member of the Board of Directors who shall be in addition to the then current members of the Board of Directors. Any member of the Board of Directors elected pursuant to this Section 4(b) shall serve until the Event of Default has been cured or waived, or until the Notes are no longer outstanding, whichever shall first occur. If the office of any such additional member of the Board of Directors elected by the holders of the shares of Series B Preferred Stock becomes vacant by reason of death, resignation, retirement or otherwise, the holders of the shares of Series B Preferred Stock may select a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c) Absent an Event of Default, the holders of the shares of Series B Preferred Stock may appoint a person to attend all meetings of the Board of Directors and of any committee thereof, and such person shall receive notices of such meetings and all materials prepared for directors in connection therewith.

     (d) The Corporation shall not, without the affirmative consent or approval of the holders representing at least a majority of the outstanding shares of Series B Preferred Stock, acting separately as one class:

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          (i)    in any manner alter or change the designation, powers,
     preferences or rights of, or the qualifications, limitations or restrictions upon, the Series B Preferred Stock; or

          (ii)   enter into, or other effect a Merger; provided that the
                                                       --------
     provisions of this subsection 4(d) shall not be applicable to any such Merger if:

                 A. the Corporation is the survivor in the Merger, and the shares of Series B Preferred Stock will continue to have powers, preferences or rights, and will be subject to qualifications, limitations or restrictions, no worse than those contained herein; or

                 B. the Corporation is not the survivor in the Merger, and the security of the surviving corporation into which the Series B Preferred Stock is converted has powers, preferences or rights, and will be subject to qualifications, limitations or restrictions, no worse than those contained herein.

Notwithstanding the foregoing, no approval of the holders of the Series B Preferred Stock shall be required to authorize, create, designate or issue, or to increase the authorized or outstanding amount of, any shares of any class or series of the capital stock of the Corporation.

     (e) A copy of each notice, proxy statement, annual report and other communication sent to the holders of Common Stock shall be sent simultaneously to the holders of the shares of Series B Preferred Stock.

     5.   REDEMPTION.
          ----------

     At any time after all amounts owed under the Notes, including, without limitation, principal and interest, have been paid in full, the Corporation may, at its option, redeem all (but not less than all) of the Series B Preferred Stock, by payment of an amount equal to the Liquidation Preference. The Corporation may not redeem the shares of Series B Preferred Stock without the prior written consent of the holders of the shares of Series A Preferred Stock at any time that Series A Preferred Stock remains outstanding and, except as otherwise provided in this Section 5, the Corporation may not redeem the shares of Series B Preferred Stock without the prior written consent of the holders of the shares of Series B Preferred Stock.

     6.   RANKING OF THE SERIES B PREFERRED STOCK.
          ---------------------------------------

     Any stock of any class or classes of the Corporation shall be deemed to rank:

     (a) Prior to the shares of Series B Preferred Stock, either as to dividends or upon dissolution, liquidation or winding up of the Corporation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series B Preferred Stock. For purposes hereof, the Series A Preferred Stock shall rank senior to the Series B Preferred Stock;

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     (b)  On a parity with the shares of Series B Preferred Stock, either as to dividends or upon dissolution, liquidation or winding up of the Corporation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of the shares of Series B Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of the shares of Series B Preferred Stock; and

     (c) Junior to the shares of Series B Preferred Stock, either as to dividends or upon dissolution, liquidation or winding up of the Corporation, if such class shall be Common Stock or if the holders of the shares of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, or upon redemption as the case may be, in preference or priority to the holders of shares of such class or classes.


     IN WITNESS WHEREOF, Western Micro Technology, Inc. has caused this Certificate of Designation, Preferences and Rights of Series B Preferred Stock to be duly executed this 30th day of September, 1997.

                                           WESTERN MICRO TECHNOLOGY, INC.



                                           By    /s/ James W. Dorst
                                             ----------------------------------
                                                       James W. Dorst
                                                  Chief Financial Officer

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